                                                                    Exhibit 10.1

                               SECOND AMENDMENT TO
                            COMSTOCK RESOURCES, INC.
                          1999 LONG-TERM INCENTIVE PLAN

      WHEREAS, Comstock Resources, Inc., a Nevada corporation (the "Company") established the Comstock Resources, Inc., 1999 Long-term Incentive Plan (the "Plan"), for the benefit of its directors and eligible employees; and

      WHEREAS, the Company reserved the right to amend the Plan under the terms thereof, subject to stockholder approval in certain instances; and

      WHEREAS, recent New York Stock Exchange rules make it desirable to amend the Plan in order to establish a fixed term for the Plan; and

      WHEREAS, pending changes to the financial accounting rules for stock options make it desirable to authorize the award of Stock Units under the Plan in addition to Restricted Stock and Performance Units.

      NOW, THEREFORE, the Plan is hereby amended effective as of April 1, 2004, to provide as follows:

      I.    Paragraph 2. of the Plan is amended to provide as follows:

            1. Effective Date. The 1999 Plan was effective as of April 1, 1999, and was approved by the stockholders of the Company at its 1999 annual meeting. The 1999 Plan was amended in 2001. The 1999 Plan originally provided that its term was unlimited in duration. Effective April 1, 2004, the 1999 Plan was amended to provide that its term shall extend until March 31, 2009, and that no awards may be made under the 1999 Plan after ten (10) years from the earlier of the date of its adoption by the Board or the date of its approval by the stockholders of the Company.

      II.   Part V. of the Plan is amended to provide as follows:

                      I. STOCK UNITS AND PERFORMANCE UNITS

            1. Definition. A "Stock Unit" Award is the grant of a right to receive shares of Stock in the future. Performance Units are awards to Participants who may receive value for the units at the end of a Performance Period. The number of units earned, and value received for them, will be contingent on the degree to which the performance measures established at the time of the initial award are met. The term "Performance Units" as used in Parts I through IV of the Plan shall be deemed to include both Stock Units and Performance Units.

            2. Eligibility. The Committee shall designate the Participants to whom Stock Units or Performance Units are to be awarded, and the number of units to be the subject of such awards. Performance Units shall be awarded only to key employees of the Company, and no Non-employee Director shall be eligible to receive an award of a Performance Unit.

            3. Terms and Conditions of Awards. For each Participant, the Committee will determine the timing of awards; the number of Stock Units or Performance Units awarded; the value of Performance Units; the value of Performance Units, which may be stated either in cash or in shares of Stock; the performance measures used for determining whether the Performance Units are earned; the performance period during which the performance measures will apply; the relationship between the level of achievement of the performance measures and the degree to which Performance Units are earned; whether, during or after the performance period, any revision to the performance measures or performance period should be made to reflect significant events or changes that occur during the performance period; the number of earned Performance Units that will be paid in cash and/or shares of Stock.; and whether dividend equivalents will be paid on Stock Units, either currently or on a deferred basis.

            4. Payment. The Committee will compare the actual performance to the performance measures established for the performance period and determine the number of Performance Units to be paid and their value. Payment for Performance Units earned shall be wholly in cash, wholly in Stock or in a combination of the two, in a lump sum or installments, and subject to vesting requirements and such other conditions as the Committee shall determine. The Committee will determine the number of earned units to be paid in cash and the number to be paid in Stock. For Performance Units awarded in shares of Stock, one share of Stock will be paid for each unit earned, or cash will be paid for each unit earned equal to either (a) the Fair Market Value of a share of Stock at the end of the Performance Period or (b) the Fair Market Value of a share of Stock averaged for a number of days determined by the Committee. For Performance Units awarded in cash, the value of each unit earned will be paid in its initial cash value, or shares of Stock will be distributed based on the cash value of the units earned divided by (a) the Fair Market Value of a share of Stock at the end of the Performance Period or (b) the Fair Market Value of a share of Stock averaged for a number of days determined by the Committee.

            5. Retirement, Death or Termination. A Participant whose employment with the Company and all Subsidiaries terminates during a performance period because of Retirement or death shall be entitled to the prorated value of earned Performance Units, issued with respect to that performance period, at the conclusion of the performance period based on the ratio of the months employed during the period to the total months of the performance period. If a Participant's employment with the Company and all Subsidiaries terminates during a performance period for any reason other than Retirement or death, the Performance Units issued with respect to that performance period will be forfeited on the date such Participant's employment terminates. Notwithstanding the foregoing provisions of this Part V, if a Participant's employment with the Company and all Subsidiaries terminates before the end of the Performance Period with respect to any Performance Units awarded to him, the Committee may determine that the Participant will be entitled to receive all or any portion of the units that he or she would otherwise receive, and may accelerate the determination and payment of the value of such units or make such other adjustments as the Committee, in its sole discretion, deems desirable.

      Executed this 7th day of April, 2004.

                                   COMSTOCK RESOURCES, INC.

                                   By: /s/ M. JAY ALLISON
                                       -----------------------

                                           M. Jay Allison
                                           President and Chief Executive Officer